Exhibit 5.1

May 26, 2015

DAVIDsTEA Inc.

5430 Ferrier Street, Mont-Royal

Montréal, Québec

Canada H4P 1M2

Dear Sirs/Mesdames:

Re: DAVIDsTEA Inc. - Registration Statement on Form F-1

We have acted as Canadian counsel to DAVIDsTEA Inc. (the “Corporation”), a corporation governed by the Canada Business Corporations Act, in connection with the registration of 5,865,000 common shares of the Corporation (the “Shares”) pursuant to a Registration Statement on Form F-1 (the “Registration Statement”) filed on April 2, 2015 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of common shares of the Corporation (the “Shares”) to be issued by the Corporation and sold by certain selling shareholders of the Corporation (the “Selling Shareholder Shares”) pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Corporation, Goldman, Sachs & Co., J.P. Morgan Securities LLC (acting as representatives of the several underwriters named therein) and certain selling shareholders of the Corporation.

We have examined the Registration Statement and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of Québec and this opinion is rendered solely with respect to the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

On the basis of the foregoing, we are of the opinion that (1) when the Shares shall have been issued and sold pursuant to the terms of the Underwriting Agreement , the Shares will be validly issued, fully paid and non-assessable and (2) upon the conversion of the Company’s outstanding Junior Preferred Shares, Series A Preferred Shares, Series A-1 Preferred Shares and Series A-2 preferred shares in accordance with the terms of the Company’s articles of incorporation, the Selling Shareholder Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP